                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS
                                                  PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           SYNAGRO TECHNOLOGIES, INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: ______
     (2)  Aggregate number of securities to which transaction applies: _________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________
     (4)  Proposed maximum aggregate value of transaction: _____________________
     (5)  Total fee paid: ________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ________________________
     (2)  Form, Schedule or Registration Statement No.: ________________________
     (3)  Filing Party: ________________________
     (4)  Date Filed: ________________________

Notes:

Reg. (S) 240.14a-101.

                                [ LOGO ]Synagro

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                                                                    May 21, 2002

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of Synagro Technologies, Inc. to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 2:00 p.m., local time, on Thursday, June 27, 2002.

      Matters to be considered and acted upon by the stockholders include (i) the election of six directors, and (ii) any other matters that may properly come before the meeting. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

      We urge each stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope. Returning a proxy will not prevent a stockholder from voting in person at the meeting.

                                                     Sincerely,



                                                     Alvin L. Thomas II
                                                     Secretary

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 2002
                             ----------------------

      Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Synagro Technologies, Inc. (the "Company") will be held at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 on Thursday, June 27, 2002, at 2:00 p.m., local time, Houston, Texas, for the following purposes:

      1. To elect a board of six directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

      2. To transact such other business as may properly be presented at the Annual Meeting.

      A record of the stockholders has been taken as of the close of business on May 1, 2002, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting.

      Your participation in the Company's affairs is important. To ensure your representation, if you do not expect to be present at the Annual Meeting in person, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed postage-prepaid envelope which has been provided for your convenience.

                                          By Order of the Board of Directors,


                                          Alvin L. Thomas II
                                          SECRETARY
Houston, Texas
May 21, 2002

                                    IMPORTANT

      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE ANNUAL MEETING.

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                                 PROXY STATEMENT
                           ANNUAL STOCKHOLDERS MEETING
                            TO BE HELD JUNE 27, 2002

      This Proxy Statement is being mailed to stockholders commencing on or about May 21, 2002, in connection with the solicitation by the board of directors of Synagro Technologies, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the annual meeting (the "Annual Meeting") of stockholders to be held in Houston, Texas on June 27, 2002, and upon any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the nominees for director named herein. A stockholder may revoke a proxy by: (i) delivering to the Company written notice of revocation,
(ii) delivering to the Company a proxy signed on a later date or (iii) voting in person at the Annual Meeting. Stockholders may access a complete list of stockholders entitled to vote at the Annual Meeting at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 during ordinary business hours for a period of ten days before the Annual Meeting.

      As of May 1, 2002, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 19,476,780 shares of the Company's common stock, par value $.002 per share (the "Common Stock"), and an aggregate of 69,792.292 shares of the Company's Series D Preferred Stock and Series E Preferred Stock, par value $.002 per share (collectively, the "Preferred Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented to the stockholders. Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date. As of the record date, the outstanding Preferred Stock was convertible into an aggregate of 27,916,915 shares of Common Stock, meaning an aggregate of 47,393,695 votes may be cast at the Annual Meeting. The Common Stock and the Preferred Stock vote together as a single class on all matters.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

      At the Annual Meeting, six nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons named in the accompanying proxy have been designated by the board of directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

 NOMINEES

         Certain information concerning the nominees is set forth below:


                                                                                     DIRECTOR
                NAME                             POSITION                 AGE         SINCE
-------------------------------  ---------------------------------------  ------  ----------------

Ross M. Patten                   Director, Chairman of the Board and      58           1998
                                 Chief Executive Officer
Kenneth Ch'uan-k'ai Leung        Director                                 57           1998
Gene Meredith                    Director                                 60           1998
Alfred Tyler 2nd                 Director                                 59           1998
David A. Donnini                 Director                                 36           2000
Vincent J. Hemmer                Director                                 33           2000

      ROSS M. PATTEN was appointed by the board of directors as Chief Executive Officer in February 1998 and was elected to the position of Chairman of the Board in August 1998. Prior to joining Synagro, Mr. Patten enjoyed a 17-year career at Browning-Ferris Industries, where he last served as Divisional Vice President -- Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies, a Waste Management, Inc. subsidiary, and Director and Vice President -- Business Development at Resource NE, Inc. prior to its acquisition by Waste Management, Inc. Mr. Patten was a founder, principal and managing director of Bedford Capital, an investment firm specializing in environmental companies, and of Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation.

      KENNETH CH'UAN-K'AI LEUNG is a managing director of investment banking at Sanders Morris Harris and is the Chief Investment Officer of the Environmental Opportunities Fund, Ltd. Additionally, Mr. Leung is the Editor of Environmental Review. Previously, Mr. Leung was associated with Smith Barney for 17 years, and before that with F. Eberstadt & Company, Inc., Chemical Bank and Chase Manhattan Bank. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne, U.S. Plastic Lumber Corporation, Waterlink, Avista Resources, Inc. and North Star Passenger.

      GENE MEREDITH served more than 15 years in senior management roles in the solid waste industry. He was a Regional Vice President at Browning-Ferris Industries, Inc., and Chairman, President and CEO of Mid-American Waste Systems. He previously served as a director of USA Waste Services, Envirofil, Inc., and as a general manager of a waste company in St. Paul, Minnesota. Mr. Meredith also has a law degree, and spent five years as Senior Partner at Meredith & Addicks in St. Paul, Minnesota.

      ALFRED TYLER 2ND has been associated with the environmental services industry for over 20 years, serving most recently as President and CEO of Enviro-Gro Technologies until that provider of biosolids management services was sold in 1992 to Wheelabrator Technologies, Inc. Mr. Tyler also heads a private investment company, is President of a landfill and construction company, Managing Director of Bedford Capital, and currently serves on the Board of Directors of US Liquids, Inc.

      DAVID A. DONNINI is currently a principal and member with GTCR Golder Rauner, LLC ("GTCR"). He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a BA in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini serves on the board of directors of various companies including American Sanitary, Cardinal Logistics Management, Inc., FutureNext Consulting, Inc., U.S. Aggregates, Inc. and U.S. Fleet Services.

      VINCENT J. HEMMER is currently a principal with GTCR. Mr. Hemmer previously worked as a consultant with the Monitor Company. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer serves on the board of directors of several companies, including Hawkeye Communications, Student Transportation of America, Alliant Resources Group, Inc., Health Quest Global Communication Partners and Coinmach Corporation.

BOARD ACTIVITY, STRUCTURE AND COMPENSATION

      The Company's operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. During 2001, the board of directors met or acted by written consent on eight regularly or specially scheduled occasions.

      The board of directors has audit, compensation, executive and nominating committees. The audit committee consisted of Messrs. Meredith, Tyler and Leung, and met four times in 2001. The compensation committee consists of Messrs. Meredith, Tyler and Donnini, and met once in 2001. The compensation committee administers the Company's compensation plans and recommends officers' compensation for board approval. The executive committee consists of Messrs. Patten, Leung and Tyler, and did not meet in 2001. The executive committee acts on behalf of the full board in between board meetings. The nominating committee consists of Mr. Patten and Mr. Meredith, and met once in 2001. Stockholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at the Company's principal offices. Each director attended at least 75% of all meetings of the board and meetings of board committees during 2001.

      Each director who is not otherwise compensated by the Company for service as an officer of the Company is paid for travel expenses, if any. Directors are compensated $2,000 for each board meeting they attend in person. Additionally, with the exception of Messrs. Hemmer and Donnini, upon their initial appointment or election, directors are granted an option to acquire 50,000 shares of Common Stock. In addition, each board member has the right to elect to receive options in lieu of cash compensation for board meetings attended, at an exercise price equal to market value of the common stock on the trading day immediately preceding the date of the meeting.

EXECUTIVE OFFICERS

      Executive officers of the Company generally serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. The Company's executive officers as of April 2002 are:

      ROBERT C. BOUCHER, JR., 37, was appointed President and Chief Operating Officer in February 2002. Prior to joining us, Mr. Boucher served as Regional Vice President of Allied Waste Industries in Tynsboro, Massachusetts. From 1994 to 1997, Mr. Boucher worked for Waste Management of Greater Boston, last serving as Division President. Mr. Boucher attended Bridgeton Academy in Maine and studied business administration at Northeastern University in Boston.

      MARK A. ROME, 35, was appointed Executive Vice President and Chief Development Officer in 1998. Mr. Rome, an attorney and Certified Public Accountant, joined Synagro from Sanders Morris Mundy (now Sanders Morris Harris), an investment banking firm specializing in industry consolidations. He previously practiced tax and corporate law at Fulbright & Jaworski L.L.P. Mr. Rome received his law degree from the University of Texas School of Law and a Masters in Professional Accounting from the University of Texas Graduate School of Business.

      ALVIN L. THOMAS II, 36, was appointed Executive Vice President and General Counsel in 1998. Mr. Thomas practiced law with the national law firm Littler Mendelson, P.C. prior to joining Synagro. Mr. Thomas has also practiced law with the international law firm of Fulbright & Jaworski, LLP. Mr. Thomas received his law degree from the University of Pittsburgh School of Law and an LL.M. in Taxation from New York University School of Law. His legal background is broad-based with emphasis in tax law, employment law, corporate law and litigation.

      J. PAUL WITHROW, 36, was appointed Executive Vice President and Chief Financial Officer in 1999. Mr. Withrow was previously Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc., which is a leading national provider of electrical contracting and maintenance services. Prior to that, Mr. Withrow was a Senior Audit Manager at Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant and received his Bachelor of Business Administration in Accounting from the University of Houston.

      JAMES P. CARMICHAEL, 43, was appointed President Chief Operating Officer, Processing in June 2001. Prior to joining us, Mr. Carmichael served as Vice President and General Manager of the Thermal Operations Group of the Bio Gro Division of Wheelabrator Technologies, Inc. Mr. Carmichael joined Synagro in connection with the acquisition by Synagro of Bio Gro in August 2000 and became Vice President responsible for all of our Pelletizing Operations. He holds a Bachelor of Science degree in Engineering from the University of Connecticut.

      RANDALL S. TUTTLE, 38, was appointed President and Chief Operating Officer, Operations in January 2000. Prior to joining Synagro, Mr. Tuttle served as President of AMSCO, Inc., the leading provider of residuals management, recycling and land application services in the Southeastern United States. Mr. Tuttle joined Synagro in connection with the acquisition of

AMSCO in April 1999 and became a Regional Vice President responsible for all of Synagro's operations in the Southeast. Mr. Tuttle is a 1985 graduate of Duke University with degrees in Political Science and Economics.

MANAGEMENT STOCKHOLDINGS

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at May 10, 2002, by (i) all current directors, (ii) the Chief Executive Officer and (iii) the next four most highly compensated Executive Officers (iv) and, all Directors and all Executive Officers as a group.


                                                               NUMBER OF                     PERCENT
             NAME OF PERSON OR IDENTITY OF GROUP               SHARES(1)                    OF CLASS
     -------------------------------------------------    ---------------------       ----------------------

     Ross M. Patten...................................                658,006                 3.3%

     Kenneth Ch'uan-k'ai Leung(2).....................            1,265,900(2)                6.5%

     Gene Meredith....................................                 18,000                   *

     Alfred Tyler 2nd ................................                 34,030                   *

     David A. Donnini.................................           25,015,130(3)               56.2%

     Vincent J. Hemmer................................                     --                   *

     Mark A. Rome.....................................                329,000                 1.7%

     Alvin L. Thomas II...............................                306,745                 1.6%

     Randall S. Tuttle................................              1,785,377                 9.1%

     J. Paul Withrow..................................                301,000                 1.5%

     All directors and executive officers
         as a group (12 persons)......................           29,723,188(4)               64.3%

--------------------------
*     Less than 1% of outstanding shares.

(1) Includes shares of Common Stock underlying stock options as follows: Mr. Patten-652,000; Mr. Rome-325,000; Mr. Thomas-304,000; Mr. Tuttle-128,000;
      and Mr. Withrow-296,000.
(2) Includes shares of 1,112,125 and 137,875 held by the Environmental Opportunities Fund L.P. and Environmental Opportunities Fund (Cayman) L.P., respectively, of which Mr. Leung is chief investment officer.
(3) Includes 25,015,130 shares of Common Stock underlying Series D and E Preferred Stock held by GTCR, of which Mr. Donnini is a principal.
(4)   Includes (without duplication) all shares referred to above.

VOTE REQUIRED FOR ELECTION

      The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock and Preferred Stock of record shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Votes will be tabulated by Georgeson Shareholder Communications, Inc., and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

      The board of directors recommends that the stockholders vote FOR the election of each of the nominees listed on page 2.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at May 10, 2002, by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has converted its Preferred Stock or exercised options.


     NAME OF PERSON OR IDENTITY OF GROUP SHARES                        NUMBER OF SHARES        PERCENT OF CLASS
     ------------------------------------------                        ----------------        ----------------
     GTCR Golder Rauner, LLC                                               25,015,130(1)         56.2%
     6100 Sears Tower
     Chicago, IL  60606

     TCW/Crescent Mezzanine, LLC                                            2,321,428(2)         10.7%
     11100 Santa Monica Boulevard, Suite 2000
     Los Angeles, CA 90025

     Astoria Capital Management, Inc.                                       1,946,700(3)          9.9%
     6600 S.W. Ninety-Second Ave., Suite 370
     Portland, OR 97223

     James A. Jalovec                                                       1,814,527(4)          9.2%
     2841 South 5th Court
     Milwaukee, WI  53207

     Randall S. Tuttle                                                      1,785,377(4)          9.1%
     1900 Virginia Road
     Winston-Salem, NC  27107

     James Rosendall                                                        1,603,501(4)          8.2%
     323 Martindale Street
     Sparta, MI  49345

     Kenneth Ch'uan-k'ai Leung                                              1,263,900(5)          6.5%
     126 E. 56th Street, 24th Floor
     New York, NY  10022

     Bill E. Tuttle                                                         1,194,668             6.1%
     711 East Twain Avenue
     Las Vegas, NV  89109

     ------------------
     (1) Represents 62,537.819 total shares of Series D and E Convertible Preferred Stock convertible into 25,015,130 shares of Common Stock
     (2) Represents the following shares held by the following entities which are indirectly controlled by TCW/Crescent Mezzanine, L.L.C., a registered investment adviser:


                                                                                NUMBER OF SHARES OF COMMON  STOCK UPON
                                                 NUMBER OF SHARES OF SERIES E           CONVERSION OF SERIES E
                                                 CONVERTIBLE PREFERRED STOCK         CONVERTIBLE PREFERRED STOCK
                                                 ---------------------------         ---------------------------
     TCW/Crescent Mezzanine Partners, L.P.              4,671.257                            1,868,502.80
     TCW/Crescent Mezzanine Trust II                    1,132.313                              452,925.20

     (3) Based on a Schedule 13G filed on May 10, 2002, Astoria Capital Management, Inc. is the beneficial owner of these shares pursuant to separate arrangements whereby it acts as investment advisor to Astoria Capital Partners, L.P. Richard Koe is the beneficial owner of these shares pursuant to his ownership interest in Astoria Capital Management, Inc. and Astoria Capital Partners, L.P.
     (4) Includes shares of common stock underlying vested stock options of 221,332 for Mr. Jalovec, 128,000 for Mr. Tuttle, and 3,500 for Mr. Rosendall.
     (5) Includes 137,875 shares of 1,112,125 shares owned by Environmental Opportunities Fund (Cayman), L.P., and Environmental Opportunities Fund, L.P., respectively. Mr. Leung is the chief investment officer of these investment funds.

EXECUTIVE COMPENSATION

      The following table reflects all forms of compensation for services to the Company for the periods indicated for (i) the Chief Executive Officer and, (ii) the next four most highly compensated Executive Officers (collectively the "Named Executives").


                                                          SUMMARY COMPENSATION TABLE
                                             ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                   -------------------------------------      --------------------------
                                                                                    Stock Option
Name and Principal Position        Year      Salary     Bonus      Other           Awards (Shares)
---------------------------        ----      ------     -----      -----           ---------------

Ross M. Patten                     2001    $225,908    $86,409     $9,600               520,000
Chief Executive Officer and        2000    $218,750    $91,200     $9,600               315,000
Chairman of the Board of           1999    $150,000    $40,500     $9,600               150,000
Directors

Mark A. Rome                       2001    $177,718    $67,977     $6,000               230,000
Executive Vice President and       2000    $170,417    $69,900     $6,000               120,000
Chief Development Officer          1999    $120,000    $31,500     $6,000                90,000

Alvin L. Thomas II                 2001    $177,718    $67,977     $6,000               230,000
Executive Vice President           2000    $170,417    $69,900     $6,000               240,000
and General Counsel                1999    $120,000    $31,500     $6,000                10,000
                                                           ---
Randall S. Tuttle                  2001    $177,718    $67,977     $6,000               320,000
President and Chief Operating      2000    $170,417$   $69,900     $5,000                   ---
Officer, Operations Division       1999    66,666      $31,500        ---                   ---

J. Paul Withrow                    2001    $177,718    $67,977     $6,000               230,000
Executive Vice President and       2000    $170,417    $69,900     $6,000               250,000
Chief Financial Officer            1999    $ 60,000    $31,500     $3,000               200,000

OPTION GRANTS

      The following table sets forth certain information with respect to stock options granted to the Named Executives during 2001.


                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR OPTION
                                                       INDIVIDUAL GRANTS (2)                         TERM (1)
                                        ------------------------------------------------ -------------------------------
                                         PERCENT OF TOTAL
                             OPTIONS    OPTIONS GRANTED TO     EXERCISE     EXPIRATION
          NAME               GRANTED     EMPLOYEES IN YEAR      PRICE          DATE            5%              10%
-------------------------  ------------ -------------------- ------------- ------------- ---------------- --------------

Ross M. Patten               520,000            12.3%           $2.50         1/2/11           $182,294     $1,060,306

Mark A. Rome                 230,000             5.4%           $2.50         1/2/11            $80,630       $468,981

Alvin L. Thomas II           230,000             5.4%           $2.50         1/2/11            $80,630       $468,981

Randall S. Tuttle            320,000              7.5%          $2.50         1/2/11           $112,181       $652,496

J. Paul Withrow              230,000             5.4%           $2.50         1/2/11            $80,630       $468,981

---------------------------------------
(1) Potential values stated are the result of using the Commission's method of calculation of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods. The market price of the common stock on the date of grant was $1.75 per share.
(2) Unvested options will immediately vest upon a change of control of the Company, including, without limitation, acquisition by any person or group of persons of at least 25 percent of the common stock of the Company, a merger resulting in the existing stockholders of the Company owning less than 50 percent of the outstanding stock of the Company following a merger, termination of employment without cause, and election by the stockholders of a director not nominated by a majority of the board.

OPTION EXERCISES AND YEAR END VALUES

      The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock held by each of the Named Executives at December 31, 2001. Of the Named Executives, none exercised stock options during 2001.


                                                       NUMBER OF UNEXERCISED OPTIONS         VALUE OF UNEXERCISED
                                                           AT DECEMBER 31, 2001                  IN-THE-MONEY
                                                                                        OPTIONS AT DECEMBER 31, 2001(1)
                                                      --------------------------------  --------------------------------
                            SHARES
                         ACQUIRED ON       VALUE
         NAME              EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------ ------------- -------------- ---------------- ---------------  ---------------  ---------------
Ross M. Patten                  ---            ---          548,000          922,000        $---             $---
Mark A. Rome                    ---            ---          279,000          401,000        $---             $---
Alvin L. Thomas II              ---            ---          258,000          422,000        $---             $---
Randall S. Tuttle               ---            ---                0          320,000        $---             $---
J. Paul Withrow                 ---            ---          250,000          430,000        $---             $---

-------------------
(1) Value of in-the-money options calculated based on the closing price per share of the common stock on December 31, 2001 ($2.17 per share) as reported on the Nasdaq Small-Cap Market.

EMPLOYMENT AGREEMENTS

      We employ Ross M. Patten, Mark A. Rome, Alvin L. Thomas II, Randall S. Tuttle and J. Paul Withrow under employment agreements. Each employment agreement has a continuous 24-month term. The current annual salary under the respective employment agreement is $275,000 per year for Mr. Patten and $177,718 per year for each of Messrs. Rome, Thomas, Tuttle and Withrow. Additionally, Messrs. Patten, Rome, Thomas, Tuttle and Withrow may be entitled to bonus awards up to 50 percent of their respective base salaries, as may be approved by the Board of Directors, and are entitled to participate in any applicable profit-sharing, stock option or similar benefit plan. These agreements contain confidentiality and non-compete provisions.

      On January 27, 2000, we entered into an Agreement Concerning Employment Rights ("Employment Rights Agreement") with each of Messrs. Patten, Rome, Thomas and Withrow. The Employment Rights Agreement provides that in the event that (i) we terminate the executive's employment for any reason other than Cause (as defined), death or disability, (ii) the executive terminates their employment with us for Good Reason (as defined), or (iii) a Change in Control (as defined) occurs, then the executive shall have the right to receive an option payment from us. In satisfying this obligation, we will, at our option, (x) issue options to purchase a certain number registered shares of our common stock ("Base Option Amount") at an exercise price of $2.50 per share, which shall be fully vested and nontransferable, and shall expire 90 days from the date of issue; (y) issue registered shares of our common stock equal to the result of
(A) the product of the Base Option Amount multiplied by the fair market value per share of our common stock less $2.50 ("Stock Value"), divided by (B) the fair market value per share of our common stock; or (z) a cash payment equal to the Stock Value. The Base Option Amount, as modified on March 1, 2001, is equal to the number of outstanding options issued to Messrs. Patten, Rome, Thomas and Withrow. These executives would be required to forfeit their existing vested and unvested stock options if such payment has been made by us. As of December 31, 2001, Messrs. Patten, Rome, Thomas and Withrow had options to purchase stock totaling 1,470,000, 680,000, 680,000 and 680,000, respectively.

EQUITY COMPENSATION PLANS

      The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001, including the 2000 Stock Option Plan and the Amended and Restated 1993 Stock Option Plan.


                                          (A)                                          (C)
                                       NUMBER OF                                NO. OF SECURITIES
                                    SECURITIES TO BE            (B)          REMAINING AVAILABLE FOR
                                      ISSUED UPON        WEIGHTED AVERAGE     FUTURE ISSUANCE UNDER
                                      EXERCISE OF        EXERCISE PRICE OF     EQUITY COMPENSATION             (D)
                                      OUTSTANDING           OUTSTANDING          PLANS (EXCLUDING      TOTAL OF SECURITIES
                                   OPTIONS, WARRANTS     OPTIONS, WARRANTS   SECURITIES REFLECTED IN       REFLECTED IN
PLAN CATEGORY                          AND RIGHTS           AND RIGHTS          COLUMNS (A) & (B))     COLUMNS (A) AND (C)
-------------                          ----------           ----------          ------------------     -------------------
Equity Compensation Plans
Approved by Stockholders               5,593,662               $2.91                3,087,000               8,680,662(1)
Equity Compensation Plans Not
Approved by Stockholders               2,036,954               $4.19                       --               2,036,954
                                       ----------                                   ---------              ----------

TOTAL                                  7,630,616                                    3,087,000              10,717,616

(1) The Amended and Restated 1993 Stock Option Plan reserves for issuance the greater of (i) 1,100,000 shares of Common Stock and (ii) 10% of the number of shares of Common Stock issued and outstanding on the last day of each calendar quarter. The 2000 Stock Option Plan reserves for issuance the greater of (i) 7,200,000 shares of Common Stock and (ii) 15% of the total number of fully diluted shares of Common Stock on the last day of each calendar quarter as if all shares of convertible preferred stock of the Company had been converted. Pursuant to the terms thereof, following approval of the 2000 Stock Option Plan by the Company's stockholders, the Company is to make no further options grants under the Amended and Restated 1993 Stock Option Plan.

      In addition to options issuable under the 2000 Stock Option Plan and the Amended and Restated 1993 Stock Option Plan, the Company has other options outstanding to employees and directors of the Company pursuant to individual option agreements. The options were issued at exercise prices equal to the fair market value at the grant date of the options.

COMPENSATION COMMITTEE REPORT

      The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 2001:

      Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance, including its stock price. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

      Base compensation and bonuses for the executive officers are intended to be competitive with that paid in comparably situated companies, with a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In the course of considering annual executive salary increases and bonuses, appropriate consideration is given to the credentials, age and experience of the individual senior executives, as viewed in the Committee's collective best judgment, which necessarily involves subjective as well as objective elements. Using the criteria set forth above, no general pay increase for executive officers was authorized during 2001, in as much as their base compensation was covered by employment agreements.

      The Committee is of the view that the periodic grant of stock options to employees, including executive officers, is calculated to align the employees' economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Company granted options to acquire 520,000 shares of the Company's Common Stock to Mr. Patten, 230,000 shares to Mr. Rome, 230,000 shares to Mr. Thomas, 230,000 shares to Mr. Withrow and 320,000 shares to Mr. Tuttle during 2001 at 100% of the market price for the Common Stock on the date of grant. The options vest over five years in 20% increments at the anniversary date of the grant. The Committee presently anticipates that such grants to executive officers will be considered annually.

         The Compensation Committee:    David A. Donnini
                                        Gene Meredith
                                        Alfred Tyler 2nd

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee has at any time been an officer or employee of the Company and none of these directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board or Compensation Committee.

AUDIT COMMITTEE REPORT

      All members of the Audit Committee are independent, as that term is defined in the NASD's listing standards. The Audit Committee, consistent with its policies and mission, has adopted a charter, which is included as Exhibit A to this proxy statement. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380) and has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). They have also discussed with the independent accountants their independence. Based on the Audit Committee's review and discussion as set forth above, it has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

           The Audit Committee:     Gene Meredith
                                    Alfred Tyler 2nd
                                    Kenneth Ch'uan-k'ai Leung

COMMON STOCK PERFORMANCE GRAPH

      The following graph illustrates the yearly change in the trading price of the Company's Common Stock against the NASDAQ (U.S. Companies) Stock Index (the "NASDAQ U.S. Index") and a peer group comprised of eighteen companies in the industry (the "Peer Group").



                             [ PERFORMANCE GRAPH ]



  ------------------------------------------------------------------------------------------------
                               DEC-96       DEC-97      DEC-98     DEC-99     DEC-00    DEC-01
  ------------------------------------------------------------------------------------------------
  SYNAGRO TECHNOLOGIES          $100         $102        $150       $195        $90       $88
  ------------------------------------------------------------------------------------------------
  NASDAQ US                     $100         $122        $173       $321       $193      $153
  ------------------------------------------------------------------------------------------------
  PEER GROUP (16 STOCKS)        $100         $129        $152        $65        $96      $108
  ------------------------------------------------------------------------------------------------

THE 16-STOCK PEER GROUP CONSISTS OF ALLIED WASTE INDUSTRIES CORPORATION, CAPITAL ENVIRONMENTAL RESOURCE INC.(SINCE 3Q99), CASELLA WASTE SYSTEMS, INC.(SINCE
1Q98), MOBLEY ENVIRONMENTAL SERVICES (THROUGH 3Q00), REPUBLIC SERVICES (SINCE
4Q98), RICH COAST INC., SUPERIOR SERVICES INC.(THROUGH 4Q99), THERMO TECH TECHNOLOGIES, INC., US LIQUIDS INC.(SINCE 4Q97), USA BIOMASS CORPORATION, WASTE CONNECTIONS, INC.(SINCE 3Q98), WASTE HOLDINGS INC.(SINCE 3Q97), WASTE MANAGEMENT, INC., WASTE MANAGEMENT INTERNATIONAL (THROUGH 3Q98), WASTE RECOVERY, INC., AND WASTE SYSTEMS INTERNATIONAL, INC..

CERTAIN TRANSACTIONS

      The Company maintains two leases with James A. Jalovec, one of our stockholders, or one of his affiliates. The first lease has an initial term through July 31, 2004 with an option to renew for an additional five-year period. Rental payments made under this lease in 2001 totaled approximately $97,000. The second lease has an initial term through December 31, 2013. Rental payments made under the second lease in 2001 totaled approximately $110,000. We believe the terms of these arrangements are at least as favorable to us as would be available from an unaffiliated party.

      In August 2000, we entered into an amended and restated Senior Subordinated Loan Agreement with GTCR Capital Partners L.P., or GTCR Capital, and certain affiliates of the TCW Group, Inc. or the TCW/Crescent Lenders, in which GTCR Capital and the TCW/Crescent Lenders agreed to provide up to $230 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by our Board of Directors and the Board of Directors of GTCR Capital. GTCR Capital is an affiliate of GTCR, our majority stockholder. On April 8, 2002, the Company retired all the Senior Subordinated Debt.

      In connection with the transactions contemplated by the amended and restated Senior Subordinated Loan Agreement, we entered into an amended and restated Monitoring Agreement with GTCR and the TWC/Crescent Lenders. The primary purpose for the Monitoring Agreement was to allow the TCW/Crescent Lenders to share in the monitoring fees granted to GTCR in our original monitoring agreement with GTCR entered into in January 2000. Under the Monitoring Agreement, we agreed that at the time of any financing under the Senior Subordinated Loan Agreement, we would pay GTCR and the TCW/Crescent Lenders a monitoring fee equal to 0.5% of the aggregate amount of such financing at the time of issuance. In connection with the retirement of the Senior Subordinated Debt on April, 8, 2002, the Monitoring Agreement is no longer in effect.

      In connection with the initial issuance of convertible preferred stock to GTCR under the Purchase Agreement dated January 27, 2000, we entered into a Professional Services Agreement with GTCR in which GTCR agreed to provide certain management and financial services for us. As consideration for such services, we agreed that at the time of any purchase of convertible preferred stock under the Purchase Agreement, we would pay GTCR a placement fee equal to 0.5% of the amount paid to us in connection with such purchase. The Professional Services Agreement will continue in effect until such time as GTCR Fund ceases to own at least 25% of the convertible preferred stock issued under the Purchase Agreement.

AUDITOR

      Arthur Andersen LLP (the "Auditor") is the independent auditor of the Company. Representatives of the Auditor plan to attend the Annual Meeting and will be available to answer appropriate questions. Representatives of the Auditor will have an opportunity to make a statement at the Annual Meeting if they so desire, although it is not expected that any statement will be made.

      The audit committee, whose members are Messrs. Meredith, Tyler and Leung, assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matters, which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

      AUDIT FEES

      The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $239,500.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      Arthur Andersen LLP rendered no professional services to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

      ALL OTHER FEES

      The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2001, were $265,634. These fees were principally for tax related work.

      The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 31, 2001, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10% shareholders have been met, except as set forth below. Each of Messrs. Withrow, Bintz, and Carmichael filed late his initial statement of ownership on Form 3. Mr. Patten filed late a Form 4 reporting two transactions. Each of Messrs. Patten, Leung, Meredith, Tyler, Rome, Thomas, and Withrow filed late his annual statement of beneficial ownership on Form 5 during 2001. Astoria Capital Partners, L.P. filed late its initial statement of ownership on Form 3, and filed late a statement of change in beneficial ownership on Form 4 in May 2001 reporting four transactions, and filed late a statement of change in beneficial ownership on Form 4 in May 2002 reporting numerous transactions in November and December 2001.

STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2003 annual meeting of stockholders is required to submit such proposal to the Company on or before January 21, 2003.

OTHER MATTERS

      The Annual Report to stockholders covering the year ended December 31, 2001 either has been mailed to each stockholder entitled to vote at the Annual Meeting or accompanies this proxy statement.

      The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

      The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                           By Order of the Board of Directors


                                           Alvin L. Thomas II
                                           SECRETARY

May 21, 2002

                                    EXHIBIT A

                             AUDIT COMMITTEE CHARTER

PURPOSE
-------

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, the internal auditors, and the independent accountants.

COMPOSITION
-----------

The Audit Committee shall be composed of not less than three or more than five Directors who are independent of management. In this context, INDEPENDENT is defined to mean individuals not employed by the Company, who are free of any relationship that, in the opinion of a majority of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Members shall be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise. One of the members of the Committee shall be appointed Committee Chairman by the Chairman of the Board of Directors. Appointments of members and the Chairman shall be made at the Board Meeting following the Annual Shareholders Meeting.

AUTHORITY
---------

The Audit Committee is granted the authority to perform each of the specific duties listed under "Specific Duties" in the Charter and, upon direction of the Board of Directors, to investigate any activity of the Company. In addition, the Chairman of the Board may, from time to time, direct specific assignments to the Audit Committee. All employees and consultants are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities. The Committee is required to notify the Board of Directors of any intent to retain consultants.

RESPONSIBILITY
--------------

The Audit Committee has the responsibility to assist the Board of Directors in fulfilling its responsibility as to accounting policies and reporting practices of the Company and all subsidiaries and the sufficiency of the audits of all Company activities. It is the Board's agent in ensuring the independence of the outside auditor and the adequacy of financial statement disclosures to Shareholders. The Audit Committee is the focal point for communication between other directors, the Independent Auditors and management as their duties relate to financial accounting, reporting and controls.

The outside auditor is accountable to the Board of Directors and the Audit Committee, whose committee members serve as representatives of shareholders. These shareholder representatives have the ultimate authority and responsibility to select, evaluate, and to nominate the outside auditor to be proposed for shareholder approval in any proxy statement or, where appropriate, replace the outside auditor.

The Audit Committee is responsible for inquiring of management and determining that adequate communication has occurred between management and the outside auditor with respect to internal control systems and policies to control business and financial reporting risks.

MEETINGS
--------

The Audit Committee shall meet as frequently and at such times as necessary to carry out its responsibilities. However, the Committee shall meet at least two times per year. It is the Chairman's responsibility to schedule all meetings of the Committee and to see that an agenda is provided. Special meetings will be called as require. Telephone meetings will be held by management with the chairman prior to quarterly earnings releases. Minutes of each of these meetings will be prepared and distributed to all members of the Board of Directors, and a permanent file of the minutes will be maintained by the Secretary of the Corporation. The Chief Financial Officer functions as the Management Liaison Officer to the Audit Committee.

ATTENDANCE
----------

All members of the Committee should be present at meetings. A majority of committee members will constitute a quorum. All members of the Board of Directors may attend any Audit Committee meeting. The meeting minutes will designate any absences. The Chairman may request members of management, the Director of Internal Audit, and representatives of the Independent Accountants to be present.

SPECIFIC DUTIES
---------------

The Audit Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer, shall complete an annual review of performance of the independent accounting firm.

They then recommend to the Board of Directors the firm or firms to be selected for examination of the financial statements of the Corporation and its Subsidiaries. The recommendation shall include the scope of the audit and the estimated fees to be paid.

The Audit Committee shall meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

The Audit Committee shall review the financial statements and determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any material changes in accounting principles will be discussed.

The Audit Committee shall review with the independent public accountants the recommendations included in the management letter and the informal observances, competence and adequacy of financial, accounting, and internal audit control procedures of the Corporation and its subsidiaries. On the basis of this review the Audit Committee shall make recommendations to the Board for any material changes which seem appropriate, and follow up to ensure satisfactory resolution.

The Audit Committee shall review with the independent public accountants and financial management of the Company the disposition of the recommendations from the previous audits.

At least annually, the Audit Committee shall review the statement from the outside auditor which delineates all relationships between the auditor and the Company and take action, or recommend the Board of Directors take appropriate action to ensure independence of the outside auditor.

The Audit Committee shall determine by interview with the public accounting firm if there were restriction imposed by management on the scope or conduct of any audit or examination.

The Audit Committee shall consult with the general counsel, corporate financial management, and the independent accountants to confirm that they are unaware of any violations of public law and accounting practices relating to financial reports of the Corporation and its subsidiaries, the absence of conflicts of interest of Directors and officers, and compliance with the provisions of the Foreign Corrupt Practices Act.

Annually the Audit Committee shall review its own charter and report the results of that review and any recommendations to the Board of Directors. Also, the Audit Committee shall complete a self-assessment process at least every two years and review the results with the Board of Directors, top management and auditors.

The Audit Committee shall review and assess the internal/external auditors' responsibility for detecting accounting and financial reporting errors, fraud and defalcations, illegal and non-compliance with the corporate code of conduct and regulatory requirements.

REPORTS
-------

At each meeting of the Board of Directors the Chairman shall present an oral report of activities and the status of any ongoing studies or investigations.

Annually, the Audit Committee shall document the fulfilling of the Committee's responsibilities and duties performed.

PROXY

                           SYNAGRO TECHNOLOGIES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 27, 2002

      The undersigned hereby appoints Ross M. Patten and Alvin L. Thomas II, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Synagro Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Synagro's offices at 1800 Bering Drive, Suite 1000, Houston, Texas on Thursday, June 27, 2002 at 2:00 p.m., local time, and at any adjournment thereof.

      This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR the election of the six director nominees named in Item 1 and in the discretion of the proxies for such other business as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           SYNAGRO TECHNOLOGIES, INC.
                                  JUNE 27, 2002

                         (To be Signed on Reverse Side)



                    ------------SEE REVERSE SIDE------------

|X|      Please mark your votes as in this example.

1.       ELECTION OF DIRECTORS

FOR election                 WITHHOLD authority        NOMINEES:
(except as indicated below)  to vote for all nominees  Ross M. Patten
|_|                          listed at right:          Kenneth Ch'uan-k'ai Leung
                             |_|                       Alfred Tyler 2nd
                                                       Gene Meredith
                                                       David A. Donnini
                                                       Vincent J. Hemmer

      To withhold authority to vote for any individual nominee, print that nominee's name on the line below.
----------------------------------------------------------------------------

SIGNATURE(S)                                      DATE
             ------------------------------------      --------------------

NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.